UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 6, 2005
King Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	0-24425	54-1684963
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Fifth Street, Bristol, Tennessee (Address of principal executive offices)	37620 (Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EX-99.1 PRESS RELEASE

Item 1.01. Entry into a Material Definitive Agreement.
On December 6, 2005, King Pharmaceuticals, Inc. (“King”) entered into a License Agreement (the “Agreement”) with Mutual Pharmaceutical Company, Inc. (“Mutual”). Under the Agreement, each of the parties has granted the other a worldwide license (which is co-exclusive in the case of the grant from Mutual to King and nonexclusive in the case of the grant from King to Mutual) to certain intellectual property, including patent rights and know-how, owned or controlled by each party relating to metaxalone.
As consideration for the grant of the co-exclusive license from Mutual to King, King will pay Mutual an up-front payment of $35 million upon execution of the Agreement and will also pay Mutual royalties on King’s net sales of products containing metaxalone. The royalty rate will vary depending on the achievement of certain regulatory and commercial milestones and future net sales of metaxalone products.
The Agreement will continue, subject to certain termination provisions, until the later of (a) the expiration of the last to expire of Mutual’s licensed patent rights and (b) twenty (20) years after the filing date of a Mutual patent application that is covered by the Agreement.
Information concerning the Agreement is set forth in the press release attached hereto as Exhibit 99.1, which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c) The following exhibits are furnished with this report:

Exhibit Number	Description
99.1	Press Release dated December 9, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

King Pharmaceuticals, Inc. (Registrant)
/s/ Joseph Squicciarino
Name: Joseph Squicciarino
Title: Chief Financial Officer

Date: December 9, 2005